PURCHASE AGREEMENT


                                  by and among


                              VDC CORPORATION LTD.

                                    as Buyer,

                     MASATEPE COMMUNICATIONS U.S.A., L.L.C.

                             as the Target Company,

                                       and

         ACTIVATED COMMUNICATIONS LIMITED PARTNERSHIP and MARC GRAUBART

                                   as Sellers













                              Dated: July 31, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. DEFINITIONS                                                                 1

2. SALE AND PURCHASE OF INTERESTS; CLOSING                                    11

   2.1 SALE AND PURCHASE OF INTERESTS                                         11

   2.2 PURCHASE PRICE                                                         11

   2.3 CLOSING                                                                15

   2.4 CLOSING OBLIGATIONS                                                    15


3. REPRESENTATIONS AND WARRANTIES OF SELLERS                                  16

   3.1 ORGANIZATION AND GOOD STANDING                                         16

   3.2 AUTHORITY; NO CONFLICT                                                 17

   3.3 CAPITALIZATION                                                         18

   3.4 FINANCIAL DATA                                                         18

   3.5 BOOKS AND RECORDS                                                      19

   3.6 TITLE TO PROPERTIES; ENCUMBRANCES                                      19

   3.7 CONDITION AND SUFFICIENCY OF ASSETS                                    19

   3.8 ACCOUNTS RECEIVABLE                                                    19

   3.9 MASATEPE S.A. LICENSE AUTHORITY                                        20

   3.10 NO UNDISCLOSED LIABILITIES                                            20

   3.11 TAXES                                                                 20

   3.12 NO MATERIAL ADVERSE CHANGE                                            20

   3.13 EMPLOYEE BENEFITS                                                     20

   3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS       21

   3.15 LEGAL PROCEEDINGS; ORDERS                                             23

   3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS                                 24

   3.17 CONTRACTS; NO DEFAULTS                                                25

   3.18 INSURANCE                                                             27

   3.19 ENVIRONMENTAL MATTERS                                                 27

   3.20 EMPLOYEES                                                             27

   3.21 Intentionally omitted.                                                27

   3.22 INTELLECTUAL PROPERTY                                                 27

   3.23 CERTAIN PAYMENTS                                                      28

   3.24 DISCLOSURE                                                            28

   3.25 RELATIONSHIPS WITH RELATED PERSONS                                    28

   3.26 ALL BUSINESS CONDUCTED BY COMPANY                                     29

   3.27 MAJORITY SHAREHOLDER OF MASATEPE S.A.                                 29

   3.28 FINANCIAL CONDITION OF ACTIVATED                                      29


4. REPRESENTATIONS AND WARRANTIES OF BUYER                                    29

   4.1 ORGANIZATION AND GOOD STANDING                                         29

   4.2 AUTHORITY; NO CONFLICT                                                 29

   4.3 INVESTMENT INTENT                                                      30

   4.4 CERTAIN PROCEEDINGS                                                    30

   4.5 FINDER'S FEES                                                          30


5. COVENANTS OF SELLERS                                                       31

   5.1 OPERATION OF THE BUSINESSES OF THE COMPANY                             31

   5.2 REQUIRED APPROVALS                                                     31

   5.3 AUDIT                                                                  31

   5.4 NOTIFICATION                                                           31

   5.5 BEST EFFORTS                                                           31

   5.6 BRIDGE LOANS                                                           32

   5.7 NO TRADING                                                             32

   5.8 DEFENSE AND SETTLEMENT OF LITIGATION                                   32


6. COVENANTS OF BUYER PRIOR TO FCC APPROVAL DATE                              33

   6.1 APPROVALS OF GOVERNMENTAL BODIES                                       33

   6.2 BEST EFFORTS                                                           33


7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE AND TO THE
   RELEASE OF THE PURCHASE PRICE FROM ESCROW                                  33

   7.1 ACCURACY OF REPRESENTATIONS                                            33

   7.2 SELLERS' PERFORMANCE                                                   34

   7.3 CONSENTS                                                               34

   7.4 ADDITIONAL DOCUMENTS                                                   34

   7.5 NO PROCEEDINGS                                                         34

   7.6 NO CLAIM REGARDING BUSINESS OR MEMBERSHIP INTEREST OWNERSHIP
       OR SALE PROCEEDS                                                       34

   7.7 NO PROHIBITION                                                         35


8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE                       35

   8.1 ACCURACY OF REPRESENTATIONS                                            35

   8.2 BUYER'S PERFORMANCE                                                    35

   8.3 CONSENTS                                                               36

   8.4 ADDITIONAL DOCUMENTS                                                   36

   8.5 NO INJUNCTION                                                          36


9. TERMINATION                                                                36

   9.1 TERMINATION EVENTS                                                     36

   9.2 EFFECT OF TERMINATION                                                  37

10. INDEMNIFICATION; REMEDIES                                                 37

   10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE          37

   10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS                     38

   10.3 Intentionally omitted.                                                39

   10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER                       39

   10.5 TIME LIMITATIONS                                                      39

   10.6 Intentionally omitted.                                                39

   10.7 ESCROW CLAIM                                                          39

   10.8 PROCEDURE FOR INDEMNIFICATION--THIRD-PARTY CLAIMS                     39

   10.9 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS                           41


11. GENERAL PROVISIONS                                                        41

   11.1 EXPENSES                                                              41

   11.2 PUBLIC ANNOUNCEMENTS                                                  41

   11.3 CONFIDENTIALITY                                                       41

   11.4 NOTICES                                                               42

   11.5 JURISDICTION; SERVICE OF PROCESS                                      43

   11.6 FURTHER ASSURANCES                                                    43

   11.7 WAIVER                                                                43

   11.8 ENTIRE AGREEMENT AND MODIFICATION                                     44

   11.9 DISCLOSURE LETTER                                                     44

   11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS                   44

   11.11 SEVERABILITY                                                         44

   11.12 SECTION HEADINGS, CONSTRUCTION                                       45

   11.13 TIME OF ESSENCE                                                      45

   11.14 GOVERNING LAW                                                        45

   11.15 COUNTERPARTS                                                         45

                               Purchase Agreement

     This Purchase Agreement ("Agreement") is dated as of the 31st day of July, 1998 (the "Effective Date"), by and among VDC CORPORATION LTD., a Bermuda corporation ("Buyer"), MASATEPE COMMUNICATIONS, U.S.A., L.L.C., a Delaware limited liability company ("Company"), ACTIVATED COMMUNICATIONS LIMITED PARTNERSHIP, a Texas limited partnership with offices at 767 Fifth Avenue, New York, New York 10153 ("Activated"), and MARC GRAUBART, an individual residing at 200 East 64th Street, New York, New York 10021 ("Graubart") (Activated and Graubart shall be collectively referred to herein as "Sellers").


                                   WITNESSETH:

     WHEREAS, Sellers own all of the membership interests (the "Interests") of the Company; and

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Interests for the consideration and on the terms set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

     "Applicable Contract"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "Balance Sheet"--as defined in Section 3.4.

     "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Bridge Loan Agreement"--as defined in Section 2.4(d).

     "Bridge Note"--as defined in Section 5.6.

     "Buyer"--as defined in the first paragraph of this Agreement.

     "Closing"--as defined in Section 2.3.

     "Closing Date"--the date and time as of which the Closing actually takes place.

     "Company"--as defined in the Recitals of this Agreement.

     "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

          (a) the purchase and sale of the Interests;

          (b) the execution, delivery, and performance of the Graubart Note, Employment Agreements, the Noncompetition Agreement, the Sellers' Release, the Escrow Agreement, the Bridge Loan Agreement and the Guaranty;

          (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

          (d) Buyer's acquisition and ownership of the Interests and exercise of control over the Company.

     "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages"--as defined in Section 10.2.

     "Deferred Delivery Date" "- the six month anniversary of the Closing Date.

     "Deferred Purchase Shares" "- as defined in Section 2.2(b).

     "Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

     "Employment Agreements"--as defined in Section 2.4(f).

     "Encumbrance"--any charge, claim (including any claim made in any Proceeding), community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

     "Environmental Law"--any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrow Agent"--shall mean Buchanan Ingersoll Professional Corporation.

     "Escrow Agreement"--as defined in Section 2.4(c).

     "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

     "FCC "--means the Federal Communications Commission of the United States, or any successor agency thereof.

     "FCC Approval Date"--means the date on which the FCC consents to or approves each of the FCC Filings, including any settlement arrangements and accounting rates stated therein.

     "FCC Filings"--collectively means the following documents filed or to be filed by the Company with the FCC: (i) transfer of control application with respect to the Company's Overseas Common Carrier Section 214 Authority for consent to transfer control of the Company resulting from the consummation of the Contemplated Transactions; (ii) the Carrier Service Agreement, dated as of May 12, 1998, between the Company and D-Comm, Inc.; and (iii) an operating agreement in form and substance acceptable to Buyer between the Company and Masatepe S.A. which shall set forth the settlement arrangements and accounting rates charged thereunder.

     "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body"--any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multinational organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Graubart Note"--means the promissory note dated as of July 31, 1998 made by Buyer in favor of Graubart, the form of which is attached hereto as Exhibit 2.4(b)(iii).

     "Guaranty"--as defined in Section 2.4(e).

     "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

     "Hazardous Materials"--includes any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. ss. 302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss. 1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901, 6921) ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in
Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under
Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. ss.ss. 7401,
7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to
Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. ss.ss. 2601, 2606); (viii) source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. ss. 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xii) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

     "Indemnified Persons"--as defined in Section 10.2.

     "Intellectual Property Assets"--The term "Intellectual Property Assets" includes:

               (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

               (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

               (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

               (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

     "IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, member, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Litigation"--the legal proceeding pending before the U.S. District Court for the Southern District of New York under the caption Worldstar Communications vs. Activated Communications, et. al (Civ. No. 98-CV-4093).

     "Market Price"--as defined in Section 2.2.

     "Masatepe, S.A"--Masatepe, S.A., a Nicaraguan corporation.

     "Net Assets"--the total assets of the Company less (a) the Company's total current liabilities other than the current portion of long-term obligations and less (b) the Company's deferred income taxes.

     "Noncompetition Agreement"--as defined in Section 2.4(a)(iii).

     "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) the certificate of formation and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plaintiff"--means any and all plaintiffs to the Litigation, including, without limitation, Worldstar Communications Corporation.

     "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person"--with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 40% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 40% of the outstanding equity securities or equity interests in a Person.

     "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Sellers"--as defined in the first paragraph of this Agreement.

     "Sellers' Release"--as defined in Section 2.4.

     "Interests"--as defined in the Recitals of this Agreement.

     "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     "Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental

Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND PURCHASE OF INTERESTS; CLOSING

     2.1 SALE AND PURCHASE OF INTERESTS

     Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Interests to Buyer, and Buyer will purchase the Interests from Sellers.

     2.2 PURCHASE PRICE

     The total purchase price (the "Purchase Price") for all the Interests will be $1,140,042.84 in cash and stock, plus the Deferred Purchase Shares, if any, plus the delivery of the Graubart Note. The Purchase Price shall be payable to each of the Sellers in the following manner:

          (a) To Activated:

              (i) The Buyer shall deposit with the Escrow Agent at the Closing the sum of $500,000 in immediately available funds (the "Cash Escrow Fund") and, within ten days following the Closing Date, 78,697 shares of common stock of the Buyer, $2.00 par value (the "VDC Shares"), both of which shall serve as non-exclusive sources for payment of any liability of Sellers to Buyer under this Agreement, which sum shall be held and disbursed in accordance with the terms of the Escrow Agreement; and

              (ii) At the Closing, the Buyer shall deposit with the Escrow Agent the sum of $89,169 in immediately available funds (the "Accounts Receivable Escrow Fund") which sum shall be held and disbursed in accordance with the terms of the Escrow Agreement; and

              (iii) On the Deferred Delivery Date, if the Market Price of one VDC Share is less than $7.00, as adjusted for any stock splits, extraordinary dividends, exchanges, recapitalizations or mergers, then, within sixty days following the Deferred Delivery Date, the Buyer shall issue to Activated that number of shares of common stock of VDC, par value $2.00 (the "Deferred Purchase Shares"), calculated in accordance with the following formula:

     [$550,873.84 - (78,697 x the Market Price of one VDC Share on the Deferred Delivery Date)] / the Market Price of one VDC Share on the Deferred Delivery Date = the number of Deferred Purchase Shares payable by Buyer

     For example, if the Market Price of one VDC Share on the Deferred Delivery Date was $6.00, then the number of Deferred Purchase Shares payable by Buyer would equal 13,116 [($550,873.84 - $472,182) / $6.00].

     If the number of Deferred Purchase Shares calculated in accordance with the above formula results in a fractional share, one Deferred Purchase Share shall be payable in lieu of such fractional share.

              (iv) Notwithstanding anything to the contrary in this Section 2.2, in the event that Buyer becomes entitled to receive from escrow all or any portion of the VDC Shares (the "Returned Shares") on or before the Deferred Delivery Date by virtue of Sellers' obligation to pay any liability of Sellers to Buyer under this Agreement, and the market value of one VDC Share is less than $7.00 on the Deferred Delivery Date (as adjusted for any stock splits, extraordinary dividends, exchanges, recapitalizations or mergers), then the Buyer , within sixty days following the Deferred Delivery Date, shall issue to Sellers the number of Deferred Purchase Shares calculated in accordance with the following formula:

     [(78,697 - number of Returned Shares) x $7.00] - [(78,697 - number of Returned Shares) x the Market Price of one VDC Share on the Deferred Delivery
Date)] / the Market Price of one VDC Share on the Deferred Delivery Date = the number of Deferred Purchase Shares payable by Buyer.

     For example, if the Market Price of one VDC Share on the Deferred Delivery Date was $6.00, and the number of Returned Shares was 10,000, then the number of Deferred Purchase Shares payable by Buyer would equal 11,450 [($480,879 - $412,182) / $6.00].

     If the number of Deferred Purchase Shares calculated in accordance with the above formula results in a fractional share, one Deferred Purchase Share shall be payable in lieu of such fractional share.

              (v) For the purposes of this Section 2.2, the market price of the VDC Shares (the "Market Price") shall be calculated as follows:

                  (A) If the VDC Shares are traded in the over-the-counter market and not on any national securities exchange nor in the NASDAQ Reporting System, the market price shall be the average of the mean between the last bid and ask prices per share, as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service, for the consecutive 45 trading days following the Deferred Delivery Date, or if not so reported, the average of the closing bid and asked prices for a share of VDC common stock for the consecutive 45 trading days following the Deferred Delivery Date as furnished to Buyer by any member of the National Association of Securities Dealers, Inc., selected by Buyer for that purpose.

                  (B) If the VDC Shares are traded on a national securities exchange or in the NASDAQ Reporting System, the market price shall be the simple average of the closing prices at which a VDC Share traded, as quoted on the NASDAQ Reporting System or its other principal exchange for the consecutive 45 trading days following the Deferred Delivery Date.

              (vi) Upon the release of the VDC Shares from escrow in accordance with the terms of the Escrow Agreement, Activated may cause the VDC Shares which it is entitled to receive on such date to be registered by Buyer as follows:

                  (A) After Buyer's domestication from Bermuda into the United States under the Securities Act of 1933, as amended (the "Act"), Buyer shall advise Activated by written notice prior to the earlier to occur of (x) the filing of the first registration statement by Buyer (excluding registration on Forms S-8, S-4, or any successor forms thereto), covering securities of Buyer to be offered and sold by Buyer to the public generally or (y) the six month anniversary of the Closing Date, and shall, upon the request of Activated given at least three (3) business days prior to the filing of such registration statement, include in any such registration statement such information as may be required to permit a public offering of the VDC Shares. Buyer shall supply prospectuses, qualify the VDC Shares for sale in such states as Buyer qualifies its securities; provided, however, that Buyer will not be required to maintain the registration of the VDC Shares for any longer period than it shall require for its own purposes. Activated shall furnish such information as may be reasonably requested by Buyer in order to include such VDC Shares in the registration statement. In the event that any registration pursuant to this
Section 2.2(a)(vi) shall be, in whole or in part, an underwritten public offering of common stock, the number of VDC Shares to be included in such underwriting may be reduced (and the registration of such VDC Shares may be postponed by Buyer for up to 180 days following the completion of any such underwritten offering) if and to the extent the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Buyer therein. Notwithstanding the foregoing, Buyer may withdraw any registration statement referred to in subclause (x) of this Section 2.2(a)(vi)(A) without thereby incurring liability to Activated if Buyer files a registration statement including the VDC Shares within six months after the Closing Date.

                  (B) The following provisions shall also be applicable:

          (i) Buyer shall bear the entire cost and expense of any registration of securities initiated by it under subsection (A) of this Section 2.2(a)(vi) notwithstanding that VDC Shares may be included in any such registration. If VDC Shares are included in any such registration statement pursuant to this Section 2.2(a)(vi), Activated shall, however, bear the fees of its own counsel and any registration fees, transfer taxes or underwriting discounts or commissions applicable to the VDC Shares sold by it pursuant thereto and bear any other costs imposed by applicable federal or state securities laws, rules or regulations.

          (ii) Buyer shall indemnify and hold harmless Activated and each underwriter, within the meaning of the Act, who may purchase from or sell for Activated any VDC Shares from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement under the Act filed by or at the direction of the Buyer or any prospectus included therein required to be filed or furnished by reason of this
     Section 2.2(a)(vi) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished or required to be furnished in writing to the Buyer by Activated or any underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of such Act; provided, however, that the Buyer shall not be obliged so to indemnify Activated or any underwriter or controlling person unless Activated or the underwriter shall at the same time indemnify the Buyer, its directors, each officer signing the related registration statement and each person, if any, who controls the Buyer within the meaning of such Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this
     Section 2.2(a)(vi) or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished in writing to the Buyer by Activated or any underwriter expressly for use therein.

          (iii) Except as set forth herein, Buyer shall have no obligation whatsoever to (1) assist or cooperate in the offering or disposition of the VDC Shares; (2) obtain a commitment from an underwriter relative to the sale of the VDC Shares; (3) include the VDC Shares within an underwritten offering of Buyer; or (4) indemnify or hold harmless Activated or any underwriter designated by Activated;

          (iii) The VDC Shares shall bear the following restrictive legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED ON

          AN OPINION LETTER OF COUNSEL FOR THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

     (b) To Graubart:

         (1) At the Closing, Buyer shall deliver the Graubart Note, due and payable upon the earlier to occur (subject to extension as set forth in the Graubart Note, the "Maturity Date") of (i) the third year anniversary of the Closing Date or (ii) the effective date of any transaction pursuant to which a change of control of Buyer results (other than a merger to effectuate a change in Buyer's jurisdiction of incorporation from Bermuda to the United States) as set forth in the Graubart Note for that number of shares of common stock of Buyer, par value $2.00 per share, calculated in accordance with the terms of the Graubart Note.

     2.3 CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will occur by telephone, with each of the parties hereto participating in such Closing, on Friday, August 7, 1998 at 3:00 p.m., or at such other time as the parties may agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4 CLOSING OBLIGATIONS

         At the Closing:

               (a) Sellers will deliver to Buyer:

                   (i) this Agreement and the Interests, duly executed and assigned to Buyer;

                   (ii) a release in the form of Exhibit 2.4(a)(ii) executed by Activated, Lindemann Capital Partners and each of the partners thereof (the "Release");

                   (iii) a noncompetition agreement in the form of Exhibit
                         2.4(a)(iii), executed by Activated (the "Noncompetition Agreement");

                   (iv) a license from the Federal Communications Commission granting special temporary authorization of the Company continuing as a licensee under its Overseas Common Carrier Section 214 License after the change in control of the Company resulting from the consummation of the transactions contemplated by this Agreement;

                   (v) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.4);

                   (vi) a legal opinion of Fleischman and Walsh, L.L.P. in the form attached hereto as Exhibit 2.4(a)(vi); and

                   (vii) a legal opinion of Yali Molina Palacios in the form
                         attached hereto as Exhibit 2.4(a)(vii).

               (b) Buyer will deliver to the Escrow Agent:

                   (i) the sum of $589,169.00 by wire transfer, bank cashier's or certified check;

                   (ii) instructions to the Buyer's transfer agent to issue 78,697 shares of common stock of the Buyer, $2.00 par value (the "VDC Shares") in the name of Activated, which VDC Shares shall be deposited with the Escrow Agent within ten days after the Closing Date; and

                   (iii) the Graubart Note.

               (c) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.4(c) (the "Escrow Agreement") with the Escrow Agent.

               (d) Buyer and the Company will enter into a Bridge Loan Agreement in the form of Exhibit 2.4(d) (the "Bridge Loan Agreement").

               (e) Buyer and Activated will enter into a Guaranty in the form of
                   Exhibit 2.4(e) (the "Guaranty").

               (f) Buyer shall enter into employment agreements with each of
                   Marc Graubart and Michael Mazzone in the forms attached hereto as Exhibit 2.4(f).

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally (except as expressly indicated otherwise) represent and warrant to Buyer as follows:

     3.1 ORGANIZATION AND GOOD STANDING

         (a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own, lease or use the properties and assets that it purports to own, lease or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Part 3.1 of the Disclosure Letter contains a complete and accurate list of other jurisdictions in which the Company is authorized to do business, all fictitious names under which the Company or any of its predecessors have conducted business, and its capitalization (including the identity of each member and the membership interest percentage held by each). Except as set forth in Part 3.1 of the Disclosure Letter, the Company has not, during the six-year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any Person.

         (b) Sellers have delivered to Buyer complete and accurate copies of the Organizational Documents of the Company, as currently in effect.

     3.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement, the Employment Agreements, the Sellers' Release, the Noncompetition Agreement and the Guaranty (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents and the Bridge Loan Agreement will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

             (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the members of the Company;

             (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

             (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

             (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

             (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

             (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

             (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Except as set forth in Part 3.2 of the Disclosure Letter, neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CAPITALIZATION

     Sellers are and will be on the Closing Date all of the record and beneficial owners and holders of the Interests, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding Interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any Interests or other securities of the Company, including, without limitation, securities which are convertible into or exchangeable for, equity securities or other securities of the Company. None of the outstanding Interests or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, other than 49% of the share capital of Masatepe S.A.

     3.4 FINANCIAL DATA

     Sellers have delivered to Buyer complete and accurate information with respect to the uses of funds by the Company prior to the Closing Date . The Company has paid in full all accounts payable owing as of July 31, 1998. In addition, the Company has prepaid the aggregate amount of $50,873.84 which will be due owing on or before August 31, 1998 under the Company's existing agreements with (1) Valucom World Services, Inc. for uplink and downlink services and (2) IDB Systems, A Division of WorldCom, Inc., for local loops from WorldCom TOC to a teleport.

     3.5 BOOKS AND RECORDS

     The books of account, minute books, membership interest record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the members, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such members, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES

     Part 3.6 of the Disclosure Letter contains a complete and accurate list of leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part
3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS

     The assets of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company are sufficient for the continued conduct of the Company' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE

     All accounts receivable of the Company that are described in Part 3.8 of the Disclosure Letter or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are equal to or in excess of $89,169. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible. Each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable of the Company as of its date.

     3.9 MASATEPE S.A. LICENSE AUTHORITY

     The Contemplated Transactions shall not result in a violation or termination of Masatepe S.A.'s contract of services with Empresa Nicaraguense de Telecomunicaciones ("ENITEL") to supply direct telecommunications service between Nicaragua and the United States.

     3.10 NO UNDISCLOSED LIABILITIES

     Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. The Company has no liabilities, contingent or otherwise, to the Sellers or any of Activated's partners.

     3.11 TAXES

          (a) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to that Company's liability for Taxes. There exists no proposed tax assessment against the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

          (b) The Company has filed no Tax Returns. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

     3.12 NO MATERIAL ADVERSE CHANGE

     Since July 15, 1998, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or Masatepe S.A., and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.13 EMPLOYEE BENEFITS

          (a) The Company has no employment arrangements, pension, retirement, profit sharing and bonus plans, and all deferred compensation, health, welfare, all severance management, and other similar plans for the benefit of any employees of the Company, including employee plans ("Employee Benefit Plan"). Subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Company at present is not, and since its organization, has not been a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined inss. 3(3) of ERISA), and has not been a party to any collective bargaining agreement. The Company has never been a member of a "controlled group of corporations" within the meaning of Internal Revenue Code Section 414(b) or (c) is or has ever maintained a defined benefit pension plan or contributed to a multiemployer plan as defined in Section 3(37) of ERISA.

          (b) The Company is not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

          (c) The Company has complied with all applicable provisions of the Immigration Reform and Control Act of 1986.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a) Except as set forth in Part 3.14 of the Disclosure Letter:

              (i) the Company is, and at all times since its organization, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

              (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

              (iii) the Company has not received, at any time since its
                   organization, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

              (i) the Company is, and at all times since its organization, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

              (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental

                   Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

             (iii) the Company has not received, at any time since its
                   organization, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15 LEGAL PROCEEDINGS; ORDERS

          (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

              (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

              (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company or Masatepe S.A., or result in any change in the ownership of the Company or Masatepe S.A. The Sellers have delivered to Buyer all copies of the pleadings relating to the Litigation.

          (b) There is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject.

          (c) No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

          (d) No officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

          (e) The Company is, and at all times since its organization, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

          (f) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject.

          (g) The Company has not received, at any time since its organization, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Since the date of its formation, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) change in the Company's authorized or issued capital stock; grant of any option or right to purchase membership interests of the Company; issuance of any security convertible into such membership interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any distribution or payment in respect of membership interests;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any member, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

          (f) other than in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of any contract, license, dealer, sales representative, joint venture, credit, or similar agreement;

          (g) sale (other than sales of telephony minutes in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          (h) cancellation or waiver of any claims or rights with a value to the Company; or

          (i) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS

          (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

              (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company;

              (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company;

             (iii) each Applicable Contract that was not entered into in the
                   Ordinary Course of Business;

              (iv) each lease, rental or occupancy agreement, license,
                   installment and conditional sale agreement, and other

                   Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

              (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

              (vi) each joint venture, partnership, and other Applicable
                   Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

             (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

            (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

              (ix) each power of attorney that is currently effective and outstanding;

              (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

              (xi) each Applicable Contract for capital expenditures;

             (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

            (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts not delivered by Sellers to Buyer prior to the Closing, including details regarding the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company' office where details relating to the Contracts are located.

          (b) No Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company.

          (c) No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

          (d) Each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and, to Sellers' Knowledge, is valid and enforceable against the Company in accordance with its terms.

          (e) The Company is, and at all times since its organization has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound.

          (f) Each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since the Company's organization has been, in full compliance with all applicable terms and requirements of such Contract

          (g) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

          (h) The Company has not given to or received from any other Person, at any time since its organization, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

          (i) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

          (j) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.18 INSURANCE

     The Company is not a party to any policies of insurance.

     3.19 ENVIRONMENTAL MATTERS

     The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor any Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from any Governmental Body or private citizen acting in the public interest.

     3.20 EMPLOYEES

          (a) The Company has no employees.

     3.21 Intentionally omitted.

     3.22 INTELLECTUAL PROPERTY

     The Company has no Intellectual Property Assets.

     3.23 CERTAIN PAYMENTS

     Since its organization, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.24 DISCLOSURE

          (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact known to any Seller that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

     3.25 RELATIONSHIPS WITH RELATED PERSONS

     No Seller or any Related Person of any Seller or of the Company has, or since the Company's organization, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. No Seller or any Related Person of Sellers or of the Company is, or since the Company's organization, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Other than the Employment Agreement between Buyer and Graubart to be delivered at Closing, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.26 ALL BUSINESS CONDUCTED BY COMPANY

     The business and operations of the Company are conducted exclusively by the Company and/or Masatepe S.A., and not by any other Person whether or not affiliated with the Company. All assets, whether tangible or intangible, used by the Company in its business or operations are owned or leased by the Company or Masatepe S.A.

     3.27 MAJORITY SHAREHOLDER OF MASATEPE S.A.

     As the owner of 51% of the capital stock of Masatepe S.A., Jorge Solis Farias, Anel Flores and their associates (collectively, the "Majority Shareholder") are entitled to an aggregate of 51% or less of the profits generated by the business of Masatepe S.A. The Majority Shareholder has no rights to share in the profits generated by the business of the Company.

     3.28 FINANCIAL CONDITION OF ACTIVATED

     Activated represents and warrants to Buyer that Activated is the primary investment vehicle for the Lindemann family and that Activated holds liquid assets in an amount in excess of $50,000,000.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     4.1 ORGANIZATION AND GOOD STANDING

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Bermuda.

     4.2 AUTHORITY; NO CONFLICT

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Employment Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

              (i)  any provision of Buyer's Organizational Documents;

              (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

              iii) any Legal Requirement or Order to which Buyer may be
                   subject; or

              (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 INVESTMENT INTENT

     Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.4 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5 FINDER'S FEES

     Buyer has agreed to pay ING Baring Furman Selz LLC a finder's fee for arranging the transactions contemplated by this Agreement (the "Finder's Fee"). The Finder's Fee is payable on the FCC Approval Date in the form of warrants to purchase 4,504 shares of common stock of Buyer, par value $2.00 per share, at an exercise price of $7.00 per share, expiring on the three year anniversary of the Closing Date. Buyer has not incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar form of compensation in connection with this Agreement and the transactions contemplated hereby for which Sellers shall have any responsibility.

5. COVENANTS OF SELLERS

     5.1 OPERATION OF THE BUSINESSES OF THE COMPANY

          (a) After the Closing Date and until this Agreement is terminated, Buyer shall operate the business of the Company.

     5.2 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including, without limitation, all of the FCC Filings. Between the Closing Date and the FCC Approval Date, Sellers will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, including the FCC Filings, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

     5.3 AUDIT

     After the Closing Date, Sellers shall cooperate with Buyer, its accountants and Representatives in furnishing information on the Company and its business for the purposes of conducting an audit of the Company.

     5.4 NOTIFICATION

     Between the Closing Date and the FCC Approval Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 7 impossible or unlikely.

     5.5 BEST EFFORTS

     Between Closing Date and the FCC Approval Date, Sellers will use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

     5.6 BRIDGE LOANS

     Any funding by Buyer of the operations of the Company from the Closing Date to the FCC Approval Date shall be evidenced by a promissory note in the form attached hereto as Exhibit 5.6 (the "Bridge Note"). Upon the earlier to occur of
(i) repayment in full by the Company of all of its obligations under the Bridge Note; (ii) payment in full by Guarantor of all of its obligations under the Guaranty; or (iii) the FCC Approval Date, all of the obligations underlying the Bridge Note shall be forgiven by Buyer.

     5.7 NO TRADING

     Activated agrees on behalf of itself, Lindemann Capital Partners and each of the partners thereof that they will refrain from any and all transactions directly or indirectly involving the purchase, sale, transfer or other disposition of or trading in securities of Buyer during the period commencing as of the tenth day prior to the Deferred Delivery Date and ending fourty-five days after the Deferred Delivery Date.

     5.8 DEFENSE AND SETTLEMENT OF LITIGATION

     Sellers covenant and agree that Activated shall continue to conduct the defense of the Litigation on behalf of the Company and have sole responsibility to bear all costs and expenses incurred in connection with the defense of such Proceeding, including, without limitation, all attorneys' fees, until the Litigation is finally settled or otherwise resolved. After the date of this

Agreement, Sellers agree that in connection with any settlement of the Litigation, Sellers will obtain a written release from Plaintiff releasing the Company, Masatepe S.A.,, VDC and each of their respective Representatives from any and all liability in connection with the Litigation and any other relationship between the Company and Plaintiff and between Masatepe S.A. and the Plaintiff prior to the Closing Date. Sellers covenant and agree that Sellers shall obtain the prior written consent of Buyer before entering into any settlement of the Litigation involving the transfer of any ownership interest of the Company to the Plaintiff.

6. COVENANTS OF BUYER PRIOR TO FCC APPROVAL DATE

     6.1 APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the Closing Date and the FCC Approval Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 BEST EFFORTS

     Except as set forth in the proviso to Section 6.1, between the Closing Date and the FCC Approval Date, Buyer will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE AND TO THE RELEASE OF THE PURCHASE PRICE FROM ESCROW

     Buyer's obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing, and the obligation of the Escrow Agent to release the Purchase Price from escrow, are subject to the satisfaction, at or prior to the Closing, or at or prior to the FCC Approval Date, as the case may be, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS

     All of Sellers' representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     7.2 SELLERS' PERFORMANCE

          (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing or at or prior to the FCC Approval Date (considered collectively) and each of these covenants and obligations (considered individually) must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.2 and 5.5 must have been performed and complied with in all material respects.

     7.3 CONSENTS

     Each of the Consents identified in Part 3.2 of the Disclosure Letter and each Consent identified in Schedule 4.2 must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS

     Sellers must have caused to be delivered to Buyer such documents as Buyer may reasonably request for the purpose of (i) enabling Sellers' counsel to provide the opinions referred to in Sections 2.4(a)(vi) and 2.4(a)(vii), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Article 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5 NO PROCEEDINGS

     Since the date of this Agreement, other than Proceedings commenced or Threatened by Plaintiff in connection with the Litigation, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, in each case arising from events prior to the Closing.

     7.6 NO CLAIM REGARDING BUSINESS OR MEMBERSHIP INTEREST OWNERSHIP OR SALE PROCEEDS

     Other than the claims asserted by Plaintiff in the Litigation, there must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Interests. In addition, except as otherwise disclosed in Part 3.15 or Part 7.6 of the Disclosure Letter, there must not have been made or Threatened by any Person any claim asserting that such Person is entitled to all or any portion of the proceeds, control or ownership of the business of the Company or Masatepe, S.A.

     7.7 NO PROHIBITION

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body and which is applicable as of the Closing Date.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

     Sellers' obligations to sell the Interests and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, or at or prior to the FCC Approval Date, as the case may be, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the Closing Date and must be accurate in all material respects as of the FCC Approval Date as if made on the FCC Approval Date.

     8.2 BUYER'S PERFORMANCE

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing or at or prior to the FCC Approval Date (considered collectively) and each of these covenants and obligations (considered individually) must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment and delivered the VDC Shares and Graubart Note required to be made and delivered by Buyer pursuant to Sections 2.4(b)(i), 2.4(b)(ii) and 2.4(b)(iii) respectively.

     8.3 CONSENTS

     Each of the Consents identified in of Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS

     Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5 NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Interests by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. TERMINATION

     9.1 TERMINATION EVENTS

     This Agreement may, by notice given prior to the FCC Approval Date , be terminated:

          (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

          (b) (i) by Buyer if any of the conditions in Article 7 have not been satisfied as of the Closing Date or the FCC Approval Date, as the case may be, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date or the FCC Approval Date, as the case may be; or (ii) by Sellers, if any of the conditions in Article 8 have not been satisfied as of the Closing Date or the FCC Approval Date, as the case may be or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before the Closing Date or the FCC Approval Date, as the case may be;

          (c) by mutual consent of Buyer and Sellers; or

          (d) by either Buyer or Sellers if the FCC Approval Date has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 15, 1998 or such later date as the parties may agree upon.

     9.2 EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, the Escrow Agent shall release the Purchase Price to Buyer, the Interests shall be reconveyed to Sellers and all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1, 10.2, 10.4, 10.5, 10.6, 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     All representations and warranties of the Sellers contained in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing indefinitely. The representations and warranties of the Buyer contained in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing indefinitely. The covenants and obligations of the parties contained in this Agreement shall survive the Closing indefinitely. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

     Activated will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Sellers in this Agreement, including, without limitation, those set forth in Sections 3.4 and 3.8 (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

          (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
              Section 2.4(a)(v) as having caused the condition specified in
              Section 7.1 not to be satisfied;

          (c) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

          (d) any services provided by the Company prior to the Closing Date and prior to the FCC Approval Date; or

          (e) any matter disclosed in Part 3.15 of the Disclosure Letter; provided, however, that in addition to any other remedy to which Buyer is entitled under this Agreement, in the event that the Litigation listed in Part 3.15 of the Disclosure Letter has a material adverse effect on the business, operations, assets, condition or prospects of the Company or Masatepe S.A., or results in any change in the ownership of the Company or Masatepe S.A., Sellers agree that, upon Buyer's written demand, Activated shall immediately purchase from Buyer all or any part of the Interests for an amount (the "Repurchase Amount") calculated pursuant to the following formula:

     [(Percentage of Interests to be resold by Buyer to Sellers) divided by (Percentage of Interests owned by Buyer after a material adverse effect or change of ownership in the Company described in Section 10.2(e) of this

     Agreement)] multiplied by the aggregate Purchase Price paid to the Sellers under this Agreement = the Repurchase Amount.


The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3 Intentionally omitted.

     10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

     10.5 TIME LIMITATIONS

     A claim for indemnification or reimbursement based upon any covenant or obligation may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before July 31, 1999, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. If the FCC Approval Date does not occur, Buyer will have no liability (for indemnification or otherwise) with respect to any covenant or obligation hereunder.

     10.6 Intentionally omitted.

     10.7 ESCROW CLAIM

     Upon notice to Sellers specifying in reasonable detail the basis for such setoff, Buyer may give notice of a Claim under the Escrow Agreement in such amount to which it may be entitled under this Article 10. Neither the exercise of nor the failure to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     10.8 PROCEDURE FOR INDEMNIFICATION--THIRD-PARTY CLAIMS

          (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Sellers hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.9 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. GENERAL PROVISIONS

     11.1 EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     11.2 PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, with the prior consent of Activated, which consent shall not be unreasonably withheld. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3 CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is necessary or appropriate in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

     11.4 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:                  Activated Communications Limited Partnership
                                   757 Fifth Avenue
                                   New York, NY

                                   with a copy to:

                                   Jones, Day, Reavis & Pogue
                                   599 Lexington Avenue
                                   New York, NY  10022
                                   Attn:    Glenn S. Arden, Esquire
                                   Facsimile:        (212) 755-7306

                                   Marc Graubart
                                   200 East 64th Street
                                   Apartment 4C
                                   New York, NY  10021

                                   with a copy to:

                                   Rosenfeld Jacobs & King, L.L.P.
                                   1133 Avenue of the Americas
                                   Suite 3825
                                   New York, NY  10036
                                   Attn: Tab Rosenfeld, Esquire
                                   Facsimile: (212) 376-8320

         Buyer:                    VDC Corporation Ltd.
                                   75 Holly Hill Lane
                                   Greenwich, CT  06830
                                   Attention:  Frederick A. Moran, CEO
                                   Facsimile: (203) 552-0908

         with a copy to:           Buchanan Ingersoll Professional Corporation
                                   Eleven Penn Center, 14th Floor
                                   1835 Market Street
                                   Philadelphia, PA  19103
                                   Attention:  Stephen M. Cohen, Esquire
                                   Facsimile:  (215) 665-8760

     11.5 JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6 FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9 DISCLOSURE LETTER

          (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 SECTION HEADINGS, CONSTRUCTION

     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" and "Section" or "Sections" refer to the corresponding Article or Articles and Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.

     11.15 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                Buyer:

                                VDC CORPORATION LTD.


Attest:_______________________  By: /s/ Frederick A. Moran
       Name:                        ---------------------------------------
                                    Frederick A. Moran,
                                    Chief Executive Officer

                                Sellers:

                                ACTIVATED COMMUNICATIONS
                                LIMITED PARTNERSHIP

                                By: Cellular Dynamics, Inc., its General Partner


Witness:_______________________     By: /s/ Adam Lindemann
                                        ----------------------------------
                                        Adam Lindemann, its Vice President



Witness:_______________________      /s/ Marc Graubart
                                     -------------------------------------
                                     Marc Graubart

                                Company:

                                MASATEPE COMMUNICATIONS, U.S.A.,
                                L.L.C.

                                By: Activated Communications Limited
                                    Partnership, its Managing Member

                                    By: Cellular Dynamics, Inc., its General
                                        Partner

Witness:_______________________     By: /s/ Adam Lindemann
                                        ----------------------------------
                                        Adam Lindemann, its Vice President